Exhibit 4.70

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) is entered into on September 12, 2024, by and between Youxin (Anhui) Industrial Investment Co., Ltd. (优信（安徽）产业投资有限公司 (the “Borrower”), a company organized and existing under the laws of the PRC, and Pintu (Beijing) Information Technology Co., Ltd. (拼途（北京）信息技术有限公司) (the “Lender”), a company organized and existing under the laws of the PRC. The Borrower and the Lender are hereinafter jointly referred to as “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Lender agrees to extend a loan to the Borrower in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the respective undertakings stated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Interpretation

1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the PRC (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan), Hong Kong SAR or the State of New York are authorized or required by law or other governmental action to close.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Guarantee Agreement” means the guarantee agreement (保证合同) entered into between the Lender and the Guarantor in the form as set forth in SCHEDULE 1.

“Guarantor” means Youtang (Shaanxi) Information Technology Co., Ltd. (优唐（陕西）信息科技有限公司).

“ODI Approvals” means all necessary approvals, consents and authorizations in connection with the outbound direct investment in Uxin Limited by certain Affiliate of the Lender (the “Holder”) at an aggregate investment amount of US$7,500,000, by the competent PRC governmental authorities, including without limitation (i) the National Development and Reform Commission of the PRC or its local counterparts; (ii) the Ministry of Commerce of the PRC or its local counterparts; (iii) the State Administration of Foreign Exchange or its local counterparts; and (iv) the related foreign exchange bank(s).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“Transaction Documents” means this Agreement and the Guarantee Agreement.

“US dollar or US$” means United States dollar, the lawful currency of the United States of America.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this agreement to designated “Sections” and other subdivisions are to the designated sections and other subdivisions of the body of this agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this agreement as a whole and not to any particular section or other subdivision, and (v) all references in this agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this agreement unless explicitly stated otherwise.

Section 2. AMOUNT AND TERMS OF THE LOAN

2.1 Loan. On the terms and subject to conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth in this Agreement, the Lender agrees to extend a loan to the Borrower in a principal amount of the RMB equivalent of US$7,500,000 (the “Loan”). The US dollar to RMB exchange rate hereof shall be the average of the middle exchange rate published by the People’s Bank of China for the three (3) Business Days preceding the Drawdown Date.

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2.2 Drawdown. The Lender agrees to wire the principal amount of the Loan into a bank account designated by the Borrower on a date (the “Drawdown Date”) that is within five (5) Business Days after the satisfaction or waiver by the Lender of the conditions as set forth in Section 4, provided that a wiring instruction with accurate and complete bank account number and other information of the bank account shall have been delivered to the Lender at least three (3) Business Days prior to Drawdown Date.

2.3 Guarantee of the Loan. The obligation of the Borrower to repay the Loan under this Agreement shall be guaranteed by the Guarantor pursuant to the Guarantee Agreement dated as of the date hereof by and between the Lender and the Guarantor.

2.4 Interest.

(a) Within twelve (12) months after the Drawdown Date (the “Initial Interest Period”), a simple interest shall accrue on the outstanding principal amount of the Loan at a fixed rate of 5.35% per annum.

(b) In the event the Borrower has not repaid the principal amount and the interest accrued in full within the Initial Interest Period, a simple interest shall accrue on the then outstanding principal amount of the Loan and interest accrued pursuant to Section 2.4 at a fixed rate of 8.00% per annum immediately after the expiration of the Initial Interest Period until the Loan is repaid in full.

(c) Interest rates shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

2.5 Term.

(a) The Loan shall have a term of 18 months from the Drawdown Date (the “Term”).

(b) The Term may be extended upon written agreement between the Lender and the Borrower.

2.6 Ranking. The payment obligations of the Borrower hereunder will rank at least equally and ratably with all of its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law and not by contract.

2.7 Repayment. As soon as possible after the Holder has obtained the ODI Approvals and notified the Borrower in writing (such written notice shall contain documentary evidence of such ODI Approvals), the Borrower shall repay the principal amount of the Loan and the interest accrued pursuant to Section 2.4 in installments as mutually agreed by the Lender and the Borrower in writing (each, an “Installment Repayment”), until all principal amount and accrued interest is repaid in full. For the avoidance of doubt, the aggregate amount of repayment denominated in renminbi shall be equivalent to US$7,500,000 and the accrued interests (in each case calculated based on the middle exchange rate published by the People’s Bank of China on the relevant repayment date.) Within fifteen (15) Business Days after the expiration of the Term, the Borrower shall repay the then outstanding principal amount of the Loan and any unpaid accrued interest.

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2.8 Application of Repayment. The repayments shall be applied, first, to payments in full of any costs incurred in the collection of any sum due under the Loan, including (without limitation) reasonable attorney’s fee, second, to the payment in full of any interest accrued pursuant to Section 2.4, and third, to the reduction of the unpaid principal balance of the Loan.

2.9 Prepayment. The Borrower may not prepay the Loan at any time before the Holder has obtained all ODI Approvals without the prior written consent of the Lender. Any prepayment of all or any portion of the Loan shall be made in accordance with the terms set forth herein or shall otherwise be subject to the prior written consent of the Lender.

2.10 Event of Default. Any of the following events shall constitute an event of default (an “Event of Default”)

(a) Failure to Make Required Payment. The Borrower fails to pay the principal amount and accrued interest due pursuant to this Agreement.

(b) Voluntary Bankruptcy. (i) Any of the Borrower, Uxin Limited, or the Guarantor (collectively, the “Borrower Parties” and each a “Borrower Party”) commences a voluntary winding-up, liquidation or similar process under applicable law; (ii) any of the Borrower Party consents to the appointments of or taking possession by a liquidator, assignee, trustee, sequestrator (or other similar official) of such Borrower Party for any substantial part of its property; (iii) any of the Borrower Party generally fails to pay its debts as such debts become due; or (iv) any of the Borrower Party takes any corporate action in furtherance of any of the foregoing events described in the foregoing subsections (i) to (iii).

(c) Involuntary Bankruptcy. (i) Entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Borrower Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law; (ii) appointment of a liquidator, assignee, trustee, sequestrator (or similar official) of any Borrower Party for any substantial part of its property, or (iii) the ordering of the winding-up or liquidation of any Borrower Party’s affairs.

(d) Change of Control. (i) A sale of all or substantially all of the assets of any Borrower Party; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of any Borrower Party by another entity that is not an Affiliate of the Borrower Parties by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation); or (iii) any reorganization, merger or consolidation in which the respective Borrower Party is not the surviving entity.

(e) Cross Default: Borrower Party’s default or breach under any outstanding loans, notes or debt financing agreements (to the extent not timely cured by the Borrower Party pursuant to its term) to which such Borrower Party is a party, provided that, no Event of Default will occur if (i) the defaulted amount of outstanding loans, notes or debt financing agreements falling in the above is no more than RMB5 million, or (ii) the Borrower Party has remedied or rectified within fifteen (15) days after such default or breach.

2.11 Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 2.10 (a), the Lender may, by notice to the Borrower, declares the Loan to be due immediately and payable by the Borrower, where upon the unpaid outstanding principal amount of the Loan and accrued interest shall become immediately due and payable without notice.

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(b) Upon the occurrence of an Event of Default specified in Section 2.10 (b), (c), (d) or (e), the unpaid outstanding principal amount of the Loan and accrued interest shall automatically and immediately become due and payable, in all cases without any action on the part of the Lender.

2.12 Use of Proceeds. Without the prior written consent of the Lender, the Borrower shall only use the proceeds of the Loan to fund its business operation and other activities duly approved by the board of directors of Uxin Limited.

Section 3. representations and warranties

3.1 Borrower Representations and Warranties. The Borrower hereby represents and warrants to Lender that:

(a) The Borrower is duly incorporated and validly existing under the laws of the PRC. The Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to perform its obligations hereunder which it may enter into pursuant to the terms hereof. The Borrower is duly qualified to transact business in each jurisdiction in which such qualification is required.

(b) The Borrower is duly authorized to enter into this Agreement, and this Agreement when executed and delivered constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Borrower in connection with the consummation of the transactions contemplated by this Agreement.

(d) No event has occurred that would have a material adverse effect on the assets, business and financial condition of the Borrower or on the Borrower’s ability to perform its obligations hereunder.

3.2 Lender Representations and Warranties. The Lender hereby represents and warrants to Borrower that:

(a) The Lender is duly organized and validly existing under the laws of the PRC. The Lender has all requisite corporate power and authority to own and operate its properties, to extend the Loan and carry on its business as now conducted and to perform each of its obligations hereunder which it may enter into pursuant to the terms hereof. The Lender is duly qualified to transact business in each jurisdiction in which such qualification is required.

(b) The Lender is duly authorized to enter into this Agreement and conduct the transaction contemplated hereunder and this Agreement when executed and delivered constitutes the valid and legally binding obligation of the Lender, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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Section 4. General Conditions Precedent

4.1 General Conditions Precedent. The obligation of the Lender to make the Loan is subject to fulfillment, on or prior to the Drawdown Date, of each of the following conditions, unless otherwise waived by the Lender in writing:

(a) the representations and warranties of the Borrower contained in this Agreement are true and correct as of the date hereof and on the Drawdown Date; and

(b) each of the parties to the Transaction Documents, other than the Lender, shall have executed and delivered such Transaction Documents to the Lender.

Section 5. Miscellaneous

5.1 Amendments. Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by the Parties.

5.2 Assignments. The Borrower shall not transfer any of its/his rights or duties under this Agreement without prior written consent of the Lender. The Lender may assign all or part of its rights under this Agreement to any Affiliate or other Persons.

5.3 Fee and Expenses. The Borrower or its Affiliate shall reimburse the Lender of any legal fees and expenses, account auditing fees and expenses, and other expenses reasonably incurred by the Lender in connection with this Agreement and the performance of its obligation hereunder.

5.4 Governing Law. The execution, validity, interpretation, implementation and disputes of this Agreement shall be governed by the laws of the PRC.

5.5 Dispute Resolution.

(a) Any dispute or claim arising out of or in connection with this Agreement including any question regarding its existence, validity or termination (“Dispute”) shall first be subject to friendly discussions between the Parties with a view to reaching an amicable settlement by negotiation..

(b) If after fifteen (15) days from the date one Party serves the other Parties notice in writing of the existence of a Dispute such Dispute cannot be resolved by negotiation, any Party may without further delay submit the Dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration.

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(c) Such arbitration shall be conducted by the CIETAC in accordance with CIETAC’s arbitration rules in effect at the time of the application for arbitration. The tribunal shall consist of three arbitrators. The language of the arbitration shall be Chinese. A written record of the arbitration hearings shall be kept and made available to the Parties. The arbitral award shall be final and binding on both Parties. The costs of the arbitration, including attorneys’ fee shall be borne by the losing Party unless otherwise determined by the arbitration award.

5.6 Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to a Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party on the signature pages hereof (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service.

5.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

5.8 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

5.9 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Pages Follow)

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IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Youxin (Anhui) Industrial Investment Co., Ltd.
(优信（安徽）产业投资有限公司)

By:	Wenbing Jing	(stamp)
Name:	井文兵
Title:	Legal Representative

Address for notice:	[*]
Attn:	[*]
Tel:	[*]
Email:	[*]

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Pintu (Beijing) Information Technology Co., Ltd.
(拼途（北京）信息技术有限公司)

By:	/s/ Zhongjie Song	(stamp)
Name:	Zhongjie Song
Title:	Legal Representative

Address for notice:	[*]
Attn:	[*]
Tel:	[*]
Email:	[*]

SCHEDULE 1

GUARANTEE Agreement